Exhibit 10.66

REVISED & RESTATED

CLASS III GAMING

MANAGEMENT AGREEMENT

BY AND AMONG

PUEBLO OF NAMBÉ,

NAMBÉ PUEBLO GAMING ENTERPRISE BOARD

AND

GAMING ENTERTAINMENT (SANTA FE), LLC

DATED JULY 26, 2006

4.2.1 Management	13
4.2.2 Contracts in Enterprise’s Name and at Arm’s Length; Limitations on Authority to Enter Contracts	13
4.2.3 Culturally Sensitive Material	14
4.3 Damage to Gaming Facility	14
4.3.1 Damage by Fire, War, Casualty, Act of God, Condemnation	14
4.3.2 Total Condemnation	14
4.4 Manager’s Obligation: Suspension of Manager’s Duties.	15
4.5 Tolling of the Agreement.	15
4.6 Employees	15
4.6.1 Manager’s Responsibility	15
4.6.2 Enterprise Employee Policies	15
4.6.3 Manager’s Employees	16
4.6.4 Enterprise Employees	16
4.6.5 No Manager Wages or Salaries	16
4.6.6 Access of Gaming Commission and Appointed Agents	16
4.6.7 Employee Background Checks.	16
4.6.8 Indian Preference in Employment	17
4.6.9 Removal of Employees	17
4.7 Marketing and Advertising	17
4.8 Pre-Opening	17
4.9 Operating and Capital Budgets	18
4.9.1 Approval of Budgets	18
4.9.2 Budget Revisions	18
4.10 Contracting	18
4.11 Litigation	18
4.12 Internal Control Systems	19
4.13 Banking and Bank Accounts	19
4.13.1 Bank Accounts	19
4.13.2 Daily Deposits to Depository Account	19
4.13.3 Disbursement Account	20
4.13.4 No Cash Disbursements	20
4.13.5 Minimum Casino Bank Roll	20
4.13.6 Capital Reserve Fund	20
4.13.7 Investments	21
4.14 Insurance	21
4.14.1 Builder’s “All Risk” Insurance	21
4.14.2 Commercial General Liability Insurance	21
4.14.3 “All Risk” Loss Insurance	22
4.14.4 Worker’s Compensation and Employer’s Liability	22

4.14.5 Business Interruption Insurance	22
4.14.6 Other Insurance	22
4.14.7 Manager as Additional Loss Payee Insured	22
4.14.8 Defense of Sovereign Immunity Limited	22
4.14.9 Cost of Premiums	23
4.15 Accounting and Books of Account	23
4.15.1 Operating Statements	23
4.15.2 Article for Newsletter	23
4.15.3 Books of Account	23
4.15.4 Accounting Standards	24
4.15.5 Annual Audit	24

5. Liens	24

6. Calculation and Distribution of Funds	25
6.1 Calculation of Revenues and Payment of Operating Expenses	25
6.2 Distribution of Net Revenues	25
6.3 Minimum Guaranteed Monthly Payment	25
6.4 Repayment of Loan	26
6.5 Recoupment Payments	26
6.6 Management Fee	26
6.7 Capital Reserve Fund	26
6.8 Tribal Disbursements	26
6.9 Operative Dates	26
6.10 Tribal Advance	26
6.11 Development Fee	26
6.12 Year-end Adjustment	27

7. Trade Names, Trade Marks and Service Marks	27
7.1 Enterprise Name	27
7.2 Trade Names	27
7.3 Manager’s Marks	27
7.4 Litigation Involving Manager’s Marks	28

8. Taxes	28
8.1 State and Local Taxes	28
8.2 Tribal Taxes	29

9. General Provisions	29
9.1 Governing Law	29
9.2 Notice	29

9.3 Authority to Execute and Perform Agreement	30
9.4 Relationship	30
9.5 Further Actions	30
9.6 Defenses	30
9.7 Waivers	30
9.8 Captions	31
9.9 Interest	31
9.10 Third Party Beneficiary	31
9.11 Brokerage	31
9.12 Survival of Covenants	31
9.13 Estoppel Certificate	31
9.14 Periods of Time	31
9.15 Preparation of Agreement	32
9.16 Successors, Assigns and Subcontracting	32
9.17 Time is of the Essence	32
9.18 Confidential and Proprietary Information	32
9.18.1 Confidential Information an Operating Expense	32
9.18.2 Proprietary Information of Manager	33
9.19 Patron Dispute Resolution	33
9.20 Claims Involving Authority. Etc.	33
9.21 Modification	34

10. Warranties	34
10.1 Warranties Board	34
10.2 Interference in Tribal Affairs	34
10.3 Prohibition of Payments to Members of Tribal Government	34
10.4 Definitions	34

11. Grounds for Termination	34
11.1 Voluntary Termination	34
11.2 Termination for Cause	34
11.2.1 Material Breach	35
11.2.2 Manager’s License Withdrawn	35
11.2.3 Election to Pursue Damages, Specific Performance	35
11.4 Consequences of Manager’s Breach	36
11.5 Consequences of Tribe’s Breach	36
11.6 Notice Provisions	36

12. Conclusion of the Management Term	36
12.1 Transition	36
12.2 Undistributed Net Revenues	37

v

13. Consents and Approvals	37
13.1 Tribe; Board	37
13.2 Manager	37

14. Disclosures	37
14.1 Shareholders and Directors	37
14.2 Warranties	37
14.3 Criminal and Credit Investigation	38
14.4 Disclosure Amendments	38
14.5 Breach of Manager Warranties and Agreements	39

15. Recordation	39

16. No Present Lien. Lease or Joint Venture	39

17. Dispute Resolution	40
17.1 Mediation	40
17.2 Arbitration	40
17.3 Decision of Arbitration Panel	40
17.4 Limited Waiver of Sovereign Immunity	40
17.5 Enterprises Revenues Subject to Claim	41
17.6 Survival of Section 17	41

18. Entire Agreement	41

19. Government Savings Clause	41

20. Execution	42

REVISED & RESTATED CLASS III GAMING MANAGEMENT AGREEMENT

THIS REVISED & RESTATED CLASS III GAMING MANAGEMENT AGREEMENT (this “Agreement”) has been entered into as of the 26TH day of July, 2006, by and among the NAMBÉ PUEBLO GAMING ENTERPRISE BOARD (the “Board”), GAMING ENTERTAINMENT (SANTA FE), LLC, a Delaware limited liability company established and operated by Full House Resorts, Inc., a Delaware corporation, (“Manager”) (jointly and severally the “Parties” or “Party”) and the PUEBLO OF NAMBÉ (the “Tribe”) for the limited purposes stated in Sections 3.4, 5, 7.3, 8.2, 9.5, 9.16, 9.18, 13.1 and 17.

1. Recitals.

1.1 The Tribe and Manager intend that the Manager shall provide and/or arrange for funds to permit the Board (i) to construct a Gaming Facility (as that term is herein defined) suitable for conducting Gaming on Indian lands in the State of New Mexico pursuant to the Tribe’s recognized powers of self- government and the statutes, codes, ordinances and resolutions of the Tribe, as well as (ii) for other purposes.

1.2 The Tribe has Property (as herein defined) held in trust by the United States of America for the benefit of the Tribe. The Tribe desires to establish an Enterprise (as herein defined) to conduct Gaming on the Property to serve the social, economic, educational and health needs of the Tribe, to increase Tribe’s revenues and to enhance the Tribal economic self-sufficiency and self-determination. This Agreement sets forth the manner in which the Enterprise will be established and managed in a Gaming Facility.

1.3 The Tribe has established the Board, a commercial instrumentality of the Tribe, to which the Tribe has assigned its authority over the development and conduct of gaming on the Property.

1.4 The Board is seeking financial assistance and expertise for the construction of the Enterprise and technical experience and expertise for the management and operation of the Enterprise and instruction for members of the Tribe in the operation of the Enterprise. The Manager is willing and able to provide such assistance, experience, expertise and instruction.

1.5 The Board wants to grant the Manager the exclusive right and obligation to develop, manage, operate and maintain the Enterprise and to train Tribal members and others in the operation and maintenance of the Enterprise during the term of this Agreement, in accordance with the provisions of this Agreement. The Manager wishes to perform these functions exclusively for the Tribe as limited in Section 3.3 below.

1.6 This Agreement will be submitted to the NIGC for approval pursuant to IGRA.

2. Definitions. As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Section 2:

2.1 BIA. “BIA” is the Bureau of Indian Affairs of the Department of the Interior of the United States of America.

2.2 Budgets. “Budgets” shall mean the Operating Budget and the Capital Expense Budget for the Gaming Facility.

2.3 Capital Expenses. “Capital Expenses” shall mean the cost of construction, alteration or rebuilding of the Gaming Facility and any furniture, trade fixtures and equipment and other tangible or intangible property of the Gaming Facility, the costs of which are required by GAAP to be capitalized and depreciated.

2.4 Capital Expense Budget. “Capital Expense Budget” shall mean the budget for Capital Expenses adopted in accordance with Section 4.9.

2.5 Capital Reserve Fund. “Capital Reserve Fund” shall mean the reserve fund established in accordance with Section 4.13.6 to pay Capital Expenses.

2.6 Chairman. “Chairman” shall mean the Chairman from time to time of the NIGC.

2.7 Class III Gaming. “Class III Gaming” shall mean Class III Gaming as defined in IGRA.

2.8 Collateral. “Collateral” shall mean (a) The Tribe’s share of future Net Revenues, before distribution pursuant to Section 6 of this Agreement, from the Enterprise and/or Gaming Facility, or other future undistributed Net Revenues from the Enterprise and/or the Gaming Facility arising or generated after the termination of this Agreement; and (b) Undistributed gaming and related Net Revenues from the Enterprise and/or Gaming Facility arising or generated after the date that the matter in dispute is referred to arbitration.

2.9 Commencement Date. “Commencement Date” shall mean the first date that the Gaming Facility is substantially complete, open to the public and that Gaming is conducted in the Gaming Facility pursuant to the terms of this Agreement. The Manager shall memorialize the Commencement Date in a writing signed by the Manager and delivered to the Tribe and the Area Director, Area Office, BIA.

2.10 Compact. “Compact” shall mean a Tribal-State Compact between the Tribe and the State of New Mexico regarding Class III Gaming, as the same may, from time to time, be amended.

2.11 Development and Construction Costs. “Development and Construction Costs” shall mean the sum of all costs incurred in developing, designing and constructing the Gaming Facility and other Improvements, including, without limitation, any costs related to obtaining any Government Agency approvals, architect and engineering services, legal services and other professional services.

2.12 Effective Date. The “Effective Date” shall mean the date of written approval by the Chairman of (i) this Agreement, as executed by the Parties, (ii) any other documents collateral thereto that require approval by the Chairman or the BIA, as the case may be and (iii) a Tribal Gaming Ordinance, whichever occurs latest.

2.13 Enterprise. The “Enterprise” is any commercial enterprise of the Tribe operated through the Board authorized to conduct Gaming and any other activity to be conducted in or related to the Gaming Facility that is authorized by IGRA and operated and managed by Manager in accordance with the terms and conditions of this Agreement to engage in (a) Gaming under IGRA; and (b) Automatic Teller Machines (“ATM”) or other authorized electronic funds transfer (EFT) systems, the sale of food, beverages (including alcoholic beverages), gifts and souvenirs and the sale of tobacco conducted within the Gaming Facility. Enterprise shall also mean any entertainment, hospitality or related commercial enterprise operated by the Manager on behalf of the Tribe through the Board. The Tribe shall have the sole proprietary interest in and responsibility for the conduct of all Gaming conducted by the Enterprise, subject to the rights and responsibilities of the Manager under this Agreement.

2.14 Enterprise Employees. “Enterprise Employees” shall mean those employees working at the Gaming Facility who are not employees of Manager.

2.15 Enterprise Employee Policies. “Enterprise Employee Policies” shall have the meaning given to it in Subsection 4.6.2.

2.16 Financial Institution. “Financial Institution” shall mean a financial institution or a trustee for a financial institution or such other third party source selected by Manager to provide the necessary funding to pay all Project Costs.

2.17 Furniture and Equipment. “Furniture and Equipment” shall mean all furniture, furnishings and equipment required in the operation of the Enterprise in accordance with the Plans and Specifications.

2.18 Gaming. “Gaming” shall mean any and all activities defined as Class III Gaming under IGRA.

2.19 Gaming Commission. “Gaming Commission” shall mean the body created pursuant to the Tribal Gaming Ordinance to regulate Gaming in accordance with the Compact, IGRA and the Tribal Gaming Ordinance.

2.20 Gaming Facility. “Gaming Facility” shall mean the buildings, improvements, and fixtures, hereafter constructed on the Property pursuant to this Management Agreement within which the Enterprise will be housed. Title to the Property shall be held by the United States of America in trust for the Tribe.

2.21 GAAP. “GAAP” shall mean United States generally accepted accounting principles consistently applied.

2.22 General Manager. “General Manager” shall mean the person employed by Manager and licensed by the Gaming Commission to direct the operation of the Gaming Facility.

2.23 General Contractor. “General Contractor” shall mean the contractor or contractors selected by the Manager to construct the Gaming Facility and any additions or improvements thereto in accordance with the Plans and Specifications.

2.24 Gross Gaming Revenue (Win). “Gross Gaming Revenue (Win)” shall mean the net win from gaming activities which is the difference between gaming wins and losses before deducting costs and expenses determined in accordance with GAAP.

2.25 Gross Revenues. “Gross Revenues” shall mean all revenues of any nature derived directly or indirectly from the Enterprise including, without limitation, Gross Gaming Revenue (Win), food and beverage sales, and other rental or other receipts from lessees, sublessees, licensees or concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, provided that such lessees, sublessees, licensees or concessionaires are not subsidiaries or affiliates of the Tribe or the Manager), revenue recorded for Promotional Allowances, business interruption insurance proceeds, Gaming condemnation awards, proceeds from litigation and other claims against third parties.

2.26 Hard Count. “Hard Count” shall mean the count of the coin or tokens in a drop bucket (slots).

2.27 IGRA. “IGRA” shall mean the Indian Gaming Regulatory Act of 1988, PL 100- 497, 25 U.S.C. § 2701 et seq. as it may, from time to time, be amended.

2.28 Improvements. “Improvements” shall mean the improvements constructed and to be constructed (including but not limited to the Gaming Facility) or installed on the Property and on adjacent areas for the benefit of the Property, including without limitation, the Facility access ways and roadways, parking areas, drainage improvements, utility lines, and landscaping, all of which will be constructed in accordance with the Plans and Specifications approved by the Board.

2.29 Legal Requirements. “Legal Requirements” shall mean singularly and collectively all applicable laws and regulations including without limitation the Tribal Gaming Ordinance, IGRA, the Compact, and applicable Tribal, federal and state statutes and ordinances.

2.30 Loan. “Loan” shall mean the loan or loans made by a Financial Institution to the Manager or the Board to finance the cost of the Gaming Facility and the Furniture and Equipment, to provide Working Capital and to fund Start-up Expenses, as provided in Section 3, and to fund such other costs as are specified in this Agreement to be part of the Loan.

2.31 Loan Agreement. “Loan Agreement” shall mean the loan agreement(s), as the same may be amended, and any substitutions therefore, with respect to the Loan, to be executed by the Manager and/or the Board and a Financial Institution.

2.32 Loan Documents. “Loan Documents” shall mean the Loan Agreement, promissory note(s) evidencing the Loan, the security agreement securing the Loan and such other documents as may be executed from time to time with respect to the Loan and any amendments thereto and substitutions therefore.

2.33 Loan Payments. “Loan Payments” shall mean the principal and other payments due under the Loan Documents.

2.34 Management Fee. “Management Fee” shall mean the management fee as provided in Section 6.6.

2.35 NIGC. “NIGC” shall mean the National Indian Gaming Commission established pursuant to 25 U.S.C. § 2704, or any amendment to that Section.

2.36 Net Revenues. “Net Revenues” shall mean Gross Revenues from the Enterprise less (i) amounts paid out as, or paid-for, prizes and (ii) total Operating Expenses, excluding the Management Fee.

2.37 Operating Budget. “Operating Budget” shall mean the budget for Operating Expenses adopted in accordance with Section 4.9.

2.38 Operating Expenses. “Operating Expenses” shall mean all normal and necessary costs and expenses in the operation of the Enterprise as determined in accordance with GAAP including without limitation: (1) interest expense; (2) depreciation and amortization; (3) salaries, wages, and benefits for the employees of the Enterprise (other than the General Manager); (4) materials and supplies; (5) utilities; (6) repairs and maintenance; (7) accounting fees; (8) interest on installment contract purchases; (9) insurance and bonding; (10) advertising and marketing, including busing and transportation of patrons; (11) Promotional Allowances; (12) legal and professional fees; (13) fees, costs, dues and contributions associated with membership and participation in trade associations; (14) fire, safety and security costs; (15) reasonable travel expenses for officers and employees of the Enterprise ; (16) trash removal; (17) costs of goods and services sold; (18) recruiting and training expenses; (19) fees due to the NIGC under IGRA or the State of New Mexico pursuant to the Compact; (20) lease payments for personal property; and (21) other costs and expenses determined in accordance with GAAP. Operating Expenses shall not include: (1) distributions to the Tribe; and (2) principal payments on debt.

2.39 Plans and Specifications. “Plans and Specifications” shall mean the plans and specifications specified in Section 3.1.5 herein and shall generally refer to the drawings (graphic and pictorial portions showing the design, location and dimensions, including plans, schedules and diagrams) and specifications (written requirements for materials, equipment, systems, standards and workmanship and performance of related services) for the Project.

2.40 Project. “Project” shall mean the Property, the Improvements and the Enterprise.

2.41 Project Costs. “Project Costs” shall mean all costs necessary to develop and open the Project, including Development and Construction Costs, Furniture and Equipment, Working Capital, start-up and pre-opening costs, the Tribal Advance and development fees to the Manager.

2.42 Promotional Allowances. “Promotional Allowances” shall mean the retail value of complimentary food and beverage, merchandise, entertainment and tokens for gaming, provided to patrons as promotional items.

2.43 Property. “Property” shall mean the parcel of land on which the Gaming Facility will be located that is contiguous to the Pueblo of Nambé Grant, as shown on the plat which is Attachment A to this Agreement.

2.44 Recoupment Payment. “Recoupment Payment” shall mean the repayment from the Tribe’s share of Net Revenues of either (a) any advance made by the Manager to the Tribe of the Minimum Guaranteed Monthly Payment as contemplated in Section 6.3 and (b) any portion of the Management Fee which is not paid to the Manager as provided in Section 6.6, provided however that no interest shall be payable on any Recoupment Payment.

2.45 Reserve Funds. “Reserve Funds” shall mean the Capital Reserve Fund and such additional reserve funds as the parties, by mutual consent, may agree to create.

2.46 Scholarship Fund. “Scholarship Fund” shall mean the contribution made by Manager to a scholarship fund of the Tribe in accordance with Section 3.8.

2.47 Soft Count. “Soft Count” shall mean the count of the contents in a drop box or currency acceptor.

2.48 Term. “Term” shall mean the term of this Agreement as specified in Section 3.2.

2.49 Tribal Advance. “Tribal Advance” shall mean the total amount of Two Hundred and Fifty Thousand Dollars ($250,000) to be paid to the Tribe in accordance with Section 6.10 of this Agreement.

2.50 Tribal Council. “Tribal Council” shall mean the Tribal Council selected according to the traditional laws of the Tribe.

2.51 Tribal Gaming Ordinance. The “Tribal Gaming Ordinance” is the ordinance and any amendments thereto to be enacted by the Tribe, which authorizes and regulates Gaming on Indian lands within the jurisdiction of the Tribe.

2.52 Tribe’s Share of Net Revenues. The “Tribe’s Share of Net Revenues” shall mean 100% of the Net Revenues less the monthly (i) Management Fee ; (ii) repayment of the Loan; and (iii) Reserve Funds.

2.53 Working Capital. “Working Capital” consists of the funds required to “fill” slot machines and bankroll the cage for jackpot, chip and token redemption and other liquid assets as needed for the operation of the Enterprise.

3. Covenants. In consideration of the mutual covenants contained in this Agreement, the Parties agree and covenant as follows:

3.1 Engagement of Manager. The Board hereby exclusively retains and engages Manager as an independent contractor for the Term, and Manager accepts such engagement under which the Manager shall do the following:

3.1.1 Development and Construction Costs. The Manager shall have the responsibility to supervise, through an architect selected by the Manager with the approval of the Board (the “Architect”), the design and completion of all construction, development, improvements and related activities undertaken pursuant to the terms and conditions of the contracts) with the General Contractor and will require the General Contractor and its subcontractors to furnish appropriate payment and performance bonds for work at the Gaming Facility. The Manager agrees to provide all funds necessary for the Development and Construction Costs, including payments to the Architect and General Contractor.

3.1.2 Equipment Costs. The Manager shall purchase on behalf of the Enterprise the necessary Furniture and Equipment, with the approval of the Board, which Furniture and Equipment shall be owned by the Tribe. The Manager agrees to arrange for or provide a minimum of One Million Dollars ($1,000,000) for the purchase of such Furniture and Equipment. The Manager may, upon securing lease financing, lease all or a portion of such Furniture and Equipment, subject to the Board approving the terms of the lease, provided that the Manager shall have no financial interest in the leasing entity.

3.1.3 Working Capital. The Manager agrees to provide the amount of Working Capital stipulated in the Budget on or before the Commencement Date. The Manager shall be responsible for providing any needed additional working capital provided that the total amount of working capital provided by the Manager shall not increase the Total Project Cost above that specified in section 3.1.6.

3.1.4 Start-Up and Pre-Opening Expenses. Prior to the Commencement Date, the Manager agrees to provide the funds necessary for start-up and pre-opening expenses.

3.1.5 Plans and Specifications: Cost Overruns. The Manager and the Board shall agree to Plans and Specifications for the Gaming Facility, defining all activities, materials and services necessary for the Property, the Gaming Facility and the Enterprise. If there are costs overruns for any activity, material or service previously agreed to that are required for the Project, the Manager shall borrow an additional amount equivalent to such overruns to achieve the goals of this Agreement up to the amount set forth in Section 3.1.6 herein.

3.1.6 Project Costs. The Manager and the Board agree that Projects Costs shall be advanced by the Manager for the Project in accordance with the terms and conditions herein not to exceed Fifty Million Dollars ($50,000,000). The project costs amount of no more than Fifty Millions Dollars is the agreed upon maximum dollar amount for the recoupment of development and construction costs.

3.1.7 Loan. The Manager shall borrow or arrange for the Board to borrow from a Financial Institution all funds required in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, and 3.1.6, to be repaid in accordance with Section 6.4 of this Agreement. Advances under said Sections shall be made only upon adequate documentation that an obligation has been incurred and such obligation is currently due and owing and after review by the Manager and by the Board. Any amounts arranged for or provided by the Manager for the purposes of this Section 3.1 shall be deemed advanced pursuant to, payable under, and shall accrue interest as set forth in the Loan Agreement and the promissory note or notes evidencing the Loan. The interest rate on the Loan shall be equal to the Manager’s cost of funds from a Financial Institution which shall be based on prevailing interest rates. Any funds advanced under this Section 3.1 shall only be repayable as provided in Section 6.4 and from the Collateral and shall not otherwise be an obligation of the Tribe. The Loan shall be secured by a first lien on the Collateral. The Board and the Manger agree to execute any and all documents required by the Financial Institution in order for Manager to receive the Loan.

3.1.8 Managing the Enterprise. The Board retains the Manager to manage the Enterprise and train Tribal members and others in the management of the Enterprise in accordance with the terms of this Agreement. The Manager hereby accepts such retention and engagement. Nothing contained herein grants or is intended to grant Manager a titled interest to the Gaming Facility or to the Enterprise.

3.1.9 Anti-Kickback Provision. Other than receiving the proceeds of the Loan, Manager shall be prohibited from accepting payment of any kind from any Financial Institution providing financing for the Enterprise or any commercial activity related to the Enterprise. Manager’s acceptance of such a payment shall be grounds for immediate termination of this Agreement.

3.1.10 Manager’s Business with the Enterprise. Notwithstanding the provisions of Section 3.1.9, Manager or its affiliated entities may conduct business with the Enterprise and receive payment or compensation for the provision of goods or services to the Enterprise other than as Manager where (i) the terms of any agreement for the provision of goods or services are more favorable than available from third party vendors in the open market and (ii) the Manager fully and completely discloses its involvement with the vendor and the payment and (iii) the transaction is approved by the Board.

3.2 Term. The Term of this Agreement shall begin on the Effective Date and continue for a period of seven (7) years after the Commencement Date, except as provided in Section 4.5.

3.3 Exclusivity of Operations. During the Term neither the Manager nor the Board will establish nor operate any other Gaming within fifty (50) miles of the Property without the express written consent of the other Party.

3.4 Parties’ Compliance With Law; Licenses. Except as provided in Sections 3.4.1 and 4.4, the Manager, Tribe and the Board will at all times comply with all Legal Requirements. All Gaming covered by this Agreement shall be conducted in accordance with all Legal Requirements. Manager shall take no action or engage in any activity that would cause the Tribe or the Board to be in violation of any Legal Requirements, and the Tribe and the Board shall take no action or engage in any activity that (i) would cause Manager or the members of Manager to be in violation of any Legal Requirements or (ii) could result in the revocation of any gaming license held by Manager or the members of Manager.

3.4.1 Conflicting Legal Requirements. The Manager shall not be obligated to comply with any statutes, regulations or ordinances of the Tribe if to do so would cause the Manager to violate any applicable federal or state law.

3.4.2 Licenses. The Manager, Manager’s executive officers and all other persons required by applicable law shall seek a license to operate the Enterprise pursuant to the Tribal Gaming Ordinance. The Gaming Commission shall act upon all such license applications promptly and may not arbitrarily or capriciously deny any license sought under this Subsection 3.4.2.

3.4.3 Indian Civil Rights Act. The Tribe shall take no action that violates the Indian Civil Rights Act (25 U.S.C. § 1301-1303) or the Tribe’s Law and Order Code.

3.4.4 Internal Revenue Code and Bank Secrecy Act. The Manager shall comply with all applicable provisions of the Internal Revenue Code and the Bank Secrecy Act including, but not limited to, the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States or under the Compact.

3.4.5 Compliance With the National Environmental Policy Act. The Board shall supply the NIGC with all information requested by the NIGC to comply with any regulations of the NIGC issued pursuant to the National Environmental Policy Act (NEPA).

3.5 Management Fee. The Board agrees that Manager is entitled to receive the Management Fee as provided in Section 6.6 within thirty (30) days of the end of each month for which the Management Fee applies.

3.6 Fire and Safety. The Gaming Facility shall be constructed and maintained in compliance with the standard uniform Building Officials and Code Administrators (“BOCA”) code concerning fire and safety, provided that nothing in this Agreement shall grant any jurisdiction to any state government or any political subdivision thereof over the Property or the Gaming Facility.

3.6.1 Fire Protection. The Manager shall have the responsibility to provide the Gaming Facility with adequate fire protection services and equipment, including sprinklers. The Board shall have the responsibility for obtaining cooperative agreements under which the BIA, and/or local municipalities with volunteer fire departments, shall agree to provide firefighting services in the event of a fire at the Gaming Facility. The costs of fire protection under this Section 3.6.1 shall be an Operating Expense.

3.6.2 Public Safety Services. The Manager shall provide appropriate security and public safety services for the operation of the Enterprise. All aspects of the Gaming Facility security shall be the responsibility of the Manager. The cost of any charge for security and increased public safety services, including police protection and emergency medical services, shall be an Operating Expense.

3.7 Uniform Commercial Code. The parties agree that Articles I, II, IIA, III, IV, V, VI, VII and IX of the Uniform Commercial Code, as adopted by the State of New Mexico, shall govern this Agreement and all activities and contracts involving the Enterprise. All filings for perfection pursuant to Article IX shall be done with the Secretary of State for the State of New Mexico unless the Tribe shall establish an Office to receive such filings. Nothing in this Section 3.7 shall constitute a waiver of Tribal sovereign immunity, or constitute consent of the Tribe to the regulatory, adjudicatory or other jurisdiction of the State of New Mexico.

3.8 Scholarship Fund. The Manager agrees to contribute to a Scholarship Fund established by the Tribe for the educational benefit of the members of the Tribe as defined and determined by the Tribal Council two percent (2%) of the Management Fee up to a maximum of $20,000 per year. If requested by the Tribe, Manager agrees to assist the Tribal Council in establishing such a fund and the terms and conditions for its operation.

4. Business Affairs in Connection with Enterprise.

4.1.1 Manager’s Authority and Responsibility. All business and affairs in connection with the day-to-day operation, management, maintenance and improvement of the Gaming Facility, including the establishment of operating days and hours, consistent with the Tribal Gaming Ordinance, shall be the responsibility of the Manager. The Manager is hereby granted the necessary power and authority to act, through the General Manager, in order to fulfill its responsibilities under this Agreement. The General Manager shall be a person selected by the Manager, subject to the approval of the Board, which approval shall not be unreasonably withheld.

4.1.2 Board’s Authority and Responsibility. Oversight of the Enterprise, including approval of budgets, loans and contracts shall be the responsibility of the Board. In order for the Board to fulfill its responsibilities under this Agreement, the Board shall have the authority to inspect the books and records of the Enterprise as provided in Section 4.15.2 and to be provided with reports as specified in this Agreement.

4.2 Duties of the Manager. In managing, operating, maintaining, improving and repairing the Gaming Facility, the cost of which shall be either an Operating Expense or Capital Expense, the Manager’s duties shall include, without limitation, the following:

4.2.1 Management. The Manager shall use reasonable measures for the orderly administration, management, and operation of the Enterprise including without limitation cleaning, painting, decorating, plumbing, carpeting, grounds care and such other maintenance and repair and improvement work as is reasonably necessary.

4.2.2 Contracts in Enterprise’s Name and at Arm’s Length; Limitations on Authority to Enter Contracts. Contracts for the operations of the Enterprise shall be entered into in the name of the Enterprise and be signed by the General Manager. Except in the event of an emergency, any contract requiring an expenditure in any year in excess of Twenty-Five Thousand Dollars ($25,000) or for more than one year, the expenditure of which is not provided for in the annual Budgets approved by the Board, shall require the approval of the Board. No contracts for the supply of goods or services to the Enterprise shall be entered into with parties affiliated with the Manager or its officers or directors unless the affiliation is disclosed to the Board, and the contract terms are determined by the Board to be no less favorable for the Enterprise than could be obtained from a non-affiliated contractor. Notwithstanding anything to the contrary contained herein, contracts for the supply of any goods or services paid for entirely by the Manager may be provided by parties affiliated with the Manager or its officers or directors, provided that payments on such contracts shall not constitute Operating Expenses and shall be the sole responsibility of the Manager.

4.2.3 Culturally Sensitive Material. The Manager agrees that the choices involving the Enterprise and Gaming Facility including but not limited to’ the employees’ uniforms, interior design, promotions and marketing shall be culturally appropriate and shall in no way denigrate Indian history or culture by the use of stereotyped images, symbols and language. If, at any time, the Manager is notified by the Board or the Tribe that any such activity is not culturally appropriate, the Manager shall have no more than ten working (10) days to cease such activity.

4.3 Damage to Gaming Facility.

4.3.1 Damage by Fire, War, Casualty, Act of God. The Manager agrees to carry sufficient insurance to rebuild the Gaming Facility and shall reconstruct the Gaming Facility to a condition at least comparable to that before the casualty or partial condemnation occurred, if, during the Term, the Gaming Facility is damaged or destroyed by fire, war, Act of God or other casualty. The insurance proceeds shall be applied to that reconstruction, which shall be completed as soon as possible. If the insurance proceeds are insufficient to reconstruct the Gaming Facility to such condition where Gaming can once again be conducted, the Manager may supply such additional funds as are necessary to reconstruct the Gaming Facility to such condition and such funds shall, with the prior consent of the Board, constitute a loan to the Tribe, secured by the revenues from the Enterprise and the Collateral and repayable under the terms of the Loan Agreement unless other terms are agreed upon by the Board and the Manager.

4.3.2 Total condemnation. In the event that the Enterprise or the Property is condemned in total by a governmental agency with the lawful authority to carry out such an action, the proceeds from any such condemnation award shall be applied (i) to retire any amounts due under the Loan Agreement, and (ii) to pay the Parties in accordance with Section 6 of this Agreement. The Parties shall retain all money previously paid under Section 6 of this Agreement.

4.4 Manager’s Obligation: Suspension of Manager’s Duties. The Manager’s obligations under this Agreement are conditioned on (i) NIGC approval of this Agreement and (ii) the timely issuance of all required approvals for the construction of the Gaming Facility. If during the Term, Gaming on the Property is: (i) legally prohibited or (ii) rendered economically unfeasible as a result of the Board’s default under this Agreement or the adoption of a Tribal Ordinance or other Tribal law, the Manager may suspend its duties under this Agreement.

4.5 Tolling of the Agreement. If, after a period of cessation of Gaming on the Property because of damage, destruction or condemnation or because Gaming on the Property is: (i) legally prohibited or (ii) rendered economically unfeasible as a result of the Tribe’s default under this Agreement or the adoption of a Tribal Ordinance or other Tribal law, the recommencement of Gaming shall be legally and commercially feasible in the sole judgment of the Manager, and if the Manager has not terminated this Agreement, the period of such cessation shall not be deemed to have been part of the Term and the date of expiration of the Term shall be extended by the number of days of such cessation period; provided that the extension shall not exceed twelve months.

4.6 Employees.

4.6.1 Manager’s Responsibility. Manager shall have, subject to licensing by the Gaming Commission and the terms of this Agreement, the exclusive responsibility and authority to hire, direct, select, control, train, promote and discharge all employees, including security personnel, performing regular services for the Enterprise in connection with the maintenance, operation, and management of the Enterprise and the Gaming Facility and any activity upon the Property; and the sole responsibility for determining whether a prospective employee is qualified and the appropriate level of compensation to be paid. Manager will make all reasonable efforts to hire members of the Tribe into management positions for the Enterprise. Such efforts will include without limitation hiring qualified members of the Tribe in the management positions for the Enterprise.

4.6.2 Enterprise Employee Policies. The Manager shall prepare a draft of personnel policies and procedures (the “Enterprise Employee Policies”), including a job classification system with salary levels and scales, which policies and procedures the

Manager shall submit to the Board for its approval. The Enterprise Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the employees of the Tribe engaged in the Enterprise. The grievance procedure shall be administered by a Grievance Committee comprised of the General Manager, a person appointed by the Board and a third member agreed on by the Manager and the Board. Any revisions to the Enterprise Employee Policies shall not be effective unless they are approved in the same manner as the original Enterprise Employee Policies. All such actions shall comply with applicable Tribal Law.

4.6.3 Manager’s Employees. The Manager shall employ the person holding the position of General Manager.

4.6.4 Enterprise Employees. All employees other than the General Manager will be employees of the Enterprise.

4.6.5 No Manager Wages or Salaries. Except for the Management Fee, neither the Manager nor any of its officers, directors or shareholders shall be compensated by wages from or contract payments other than the Management Fee by the Enterprise for their efforts or for any work which they perform under this Agreement. Nothing in this subsection shall restrict the ability of an employee of the Enterprise to purchase or hold stock in the Manager, its parents, subsidiaries or affiliates where (i) such stock is publicly held, and (ii) such employee acquires, on a cumulative basis, less than five percent (5%) of the outstanding stock in the corporation, provided that no elected member of the Tribal Council shall be permitted to have any financial interest in Manager. The Manager is prohibited from hiring consultants to perform Manager’s responsibilities, unless paid for by the Manager.

4.6.6 Access of Gaming Commission and Appointed Agents. The Gaming Commission or their appointed agents shall have the full access to inspect all aspects of the Enterprise, including the daily operations of the Enterprise, and to verify daily Gross Revenues and all income of the Enterprise, at any time without notice.

4.6.7 Employee Background Checks. A background investigation shall be conducted in compliance with all Legal Requirements, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of the Manager or any of its affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of

Gaming, shall be employed by the Manager or the Board. The background investigation procedures employed shall be formulated in consultation between the Board and the Manager and shall satisfy all regulatory requirements independently applicable to the Manager. Any cost associated with obtaining such background investigations shall constitute an Operating Expense, provided, however, the costs of background investigations relating to shareholders, officers, directors or employees of the Manager shall not constitute an Operating Expense, but shall be paid by the Manager.

4.6.8 Indian Preference in Employment. In order to maximize benefits of the Enterprise to the Tribe, the Manager shall, during the term of this Agreement, to the extent permitted by applicable law, give preference in recruiting, training and employment to qualified members of the Tribe and their spouses and children in all job categories of the Enterprise, including management positions. The Manager shall provide training programs for Tribal members and their spouses and children. Such training programs shall be available to assist Tribal members in obtaining necessary skills and qualifications relating to all job categories. Final determination of the qualifications of Tribal members and all other persons for employment shall be made by Manager, subject to licensing by the Gaming Commission.

4.6.9 Removal of Employees. The General Manager will act in accordance with the Enterprise Employee Policies with respect to the discharge, demotion or discipline of any Enterprise Employee.

4.7 Marketing and Advertising. Manager shall have the responsibility for setting the advertising budget and placing advertising and promoting the Enterprise and may do so in coordination with the sales and marketing programs of Manager for other gaming establishments managed by Manager or its affiliates, the budget for which shall be included in the annual budget approved by the Board as described in Section 4.9. Manager may participate in sales and promotional campaigns and activities involving complimentary rooms, food, beverage, shows, chips and tokens in conjunction with a sales and marketing program where equal or equivalent sales and marketing facilities are made available to patrons of the Enterprise at other locations operated by the Manager or its affiliated entities. Neither the Manager nor any of its affiliates, nor their officers, directors, employees or owners shall receive any compensation or remuneration from such sales, marketing or promotional activities.

4.8 Pre-Opening. Six (6) months prior to the scheduled Commencement Date, Manager shall commence implementation of a pre-opening program which shall include all activities necessary to financially and operationally prepare the Gaming Facility for opening. To implement the pre-opening program, Manager shall prepare a comprehensive pre-opening budget which shall be submitted to the Board for its approval sixty (60) days after the Effective Date (“Pre-Opening Budget”). All costs and expenses of the pre-opening program shall be paid from the operating account(s) opened by Manager in the name of the Enterprise upon which only Enterprise’s designees shall be authorized to draw.

4.9 Operating and Capital Budgets.

4.9.1 Approval of Budgets. Manager shall, at least thirty (30) days prior to the scheduled Commencement Date, submit to the Board, for its approval, a proposed Operating Budget and Capital Expense Budget for the remainder of the current fiscal year. Thereafter, Manager shall, not less than thirty (30) days prior to the commencement of each full or partial fiscal year, submit to the Board, for its approval, proposed Budgets for the ensuing full or partial fiscal year, as the case may be. Manager shall meet with the Board to discuss the proposed Budgets and the Board’s approval of the Budgets shall not be unreasonably withheld.

4.9.2 Budget Revisions. Manager may submit to the Board revisions in the Budgets from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Manager may with approval of the Board reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Budgets as Manager deems necessary.

4.10 Contracting. In entering contracts for the supply of goods and services for the Enterprise, the Manager shall give preference to qualified members of the Tribe, their spouses and children, and qualified business entities certified by the Tribe to be controlled by members of the Tribe so long as the prices and/or rates are competitive. “Qualified” shall mean a member of the Tribe, a Member’s spouse or children, or a business entity certified by the Tribe to be controlled by members of the Tribe, who or which is able to provide goods and/or services at competitive prices and/or rates, has demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner, in the Manager’s opinion, and can meet the reasonable bonding requirements of the Manager.

4.11 Litigation. If the Enterprise, the Board, the Manager, or any employee of the Enterprise, the Board or the Manager is sued by any person who is not a party to this

Agreement or is alleged by any such person to have engaged in unlawful or discriminatory acts in connection with the operation of the Enterprise, the Board or the Manager, as appropriate, shall defend such action. Except where there is a determination that the Manager acted outside of its authority or committed an act of misconduct other than in the operation of the Enterprise, any cost of such litigation shall constitute an Operating Expense, or, if incurred prior to the-Commencement Date, shall be a start-up expense. Nothing in this Section 4.11 shall be construed to waive or limit the Tribe’s sovereign immunity.

4.12 Internal Control Systems. The Manager shall install systems for monitoring the Enterprise (the “Internal Control Systems”) prior to the Commencement Date as required by 25 C.F.R. § 542.3 of the NIGC Minimum Internal Control Standards (“MICS”) after review and approval by the Board. The Internal Control Systems shall comply with all Legal Requirements. The Manager shall submit the Internal Control Systems to the Gaming Commission, the Tribal Council and any other governmental agency required to approve such systems prior to its implementation. Any significant changes to the Internal Control Systems shall be subject to review and approval by the Board, Gaming Commission and the Tribal Council prior to implementation. The Gaming Commission shall have the right, at any time, to inspect and review the Internal Control Systems and to retain an auditor to (i) review the adequacy of the Internal Control Systems and (ii) perform internal audit functions at a minimum to meet the requirements of 25 C.F.R. § 542.14 of the NIGC MICS.

The Manager shall install and maintain a closed circuit television system to be used for monitoring all cash handling activities of the Enterprise at a minimum to meet all Legal Requirements. The Gaming Commission shall have full access to the closed circuit television system for use in monitoring the cash handling activities of the Enterprise.

4.13 Banking and Bank Accounts.

4.13.1 Bank Accounts. The Board and Manager shall agree upon a bank or banks for the deposit and maintenance of funds and shall establish such bank accounts insured by the FDIC as they deem appropriate and necessary in the course of business and as consistent with this Agreement.

4.13.2 Daily Deposits to Depository Account. The Manager with the Board’s approval shall establish for the benefit of the Enterprise in the Enterprise’s name a Depository Account or such other account as required by the Financial Institution. The Manager shall collect all Gross Revenues and other proceeds connected with or arising from the operation of the Enterprise, the sale of all products, food and beverage, and all other activities of the Enterprise and deposit the related cash daily into the Depository Account at least once during each 24-hour period except where deposit cannot be made during a 24 hour period because (1) it is a Bank holiday, (2) an Act of God prevents the deposit of proceeds in the place designated for deposit, (3) bonded transportation service is not available, or (4) it is not cost effective to do so in which case the deposit shall be made on the next business day. All money received by the Enterprise on each day that it is open must be counted at the close of operations for that day or at least once during each 24-hour period except to the extent that slot machine drop for that day is insufficient to warrant daily drops and count. The Parties agree to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, which expense shall constitute an Operating Expense.

4.13.3 Disbursement Account. The Manager with the Board’s approval shall establish for the benefit of the Enterprise in the Enterprise’s name one or more disbursement accounts or such other accounts as required by the Financial Institution (collectively, the “Disbursement Accounts”) for making all payments for Operating Expenses, Capital Expenses, debt service, the Management Fee and disbursements to the Tribe from the Disbursement Accounts.

4.13.4 No Cash Disbursements. The Manager shall not make any cash disbursements from the bank accounts. The Manager shall not make any cash disbursements to itself from any Enterprise fund or account for any reason. Except as provided in Section 4.13.5, any other payments or disbursements by the Manager shall be made by check drawn against an Operating Account.

4.13.5 Minimum Casino Bank Roll. Manager shall establish and maintain sufficient cash operating funds in the Enterprise vault and cage or other readily accessible funds to meet the daily operating needs of the Enterprise. The size of these funds shall be determined with due regard to the Operating Budget. The amounts included in such funds shall only be used for the payment of cash prizes or miscellaneous small expenditures of the Enterprise, treated as a current asset and accounted for in accordance with GAAP.

4.13.6 Capital Reserve Fund. The Manager shall establish and maintain for the benefit of and in the name of the Enterprise a Capital Reserve Fund to pay Capital Expenses in accordance with the Capital Expense Budget. To the extent that Net Revenues are available after payment of the Management Fee, the Manager shall deposit monthly in the Capital Reserve Fund an amount equal to two percent (2%) of the Net Revenues, provided that without the consent of the Board the Capital Reserve

Fund balance shall not exceed One Million Dollars ($1,000,000). Any interest earned on the Capital Reserve Fund shall be added to the Capital Reserve Fund, subject to the One Million Dollar ($1,000,000) cap, and otherwise distributed to the Tribe on a monthly basis.

4.13.7 Investments. The Manager may invest any of the funds in the Reserve Funds in bank accounts, treasury bills or other instruments guaranteed or insured by the United States with a term not to exceed three months unless the Manager and Board agree otherwise. All bank accounts shall be insured by the FDIC or other mutually agreed upon commercial insurance or shall be adequately collateralized by the financial institution.

4.14 Insurance. The Manager, on behalf of the Board, shall obtain and maintain, or cause its agents to obtain and maintain, with responsible insurance carriers licensed to do business in the State of New Mexico, insurance satisfactory to the Board covering the Property and the Enterprise, and naming the Tribe, the Enterprise, the Manager, its parent and other affiliates as insured parties, as follows.

4.14.1 Builder’s “All Risk” Insurance. During the course of any new construction or substantial remodeling, builder’s risk insurance on an “all risk” basis (including collapse) on a non-reporting form for full replacement value covering the interest of the Tribe and the Board in all work incorporated in the Gaming Facility, all materials and equipment on or about the Gaming Facility, and any new construction or substantial remodeling of the Gaming Facility. All materials and equipment in any off-site storage location intended for permanent use in the Gaming Facility, or incident to the construction thereof, shall be insured on an “all risk” basis as soon as the same have been acquired for the Enterprise.

4.14.2 Commercial General Liability Insurance. Commercial general liability insurance in an amount sufficient to comply with the Compact and not less than Two Million ($2,000,000) Dollars per person and Five Million ($5,000,000) Dollars per occurrence for all activities on, about or in connection with the Gaming Facility. The commercial general liability insurance shall include premises liability, contractor’s protective liability on the operations of all subcontractors, completed operations and blanket contractual liability. The automobile liability insurance shall cover owned, non-owned and hired vehicles. Insurance coverage for bodily injury and property damage shall meet legal requirements, specifically Section 8 of the Compact.

4.14.3 “All Risk” Loss Insurance. Upon completion of the construction of the Gaming Facility, “all risk” insurance on the Gaming Facility against loss by fire, lightning, earthquake, extended coverage perils, collapse, water damage, vandalism, malicious mischief and all other risks and contingencies, in an amount equal to the actual replacement costs thereof, without deduction for physical depreciation, with coverage for demolition and increased costs of construction, and providing coverage in an “agreed amount” or without provision for co-insurance.

4.14.4 Worker’s Compensation and Employer’s Liability. Worker’s Compensation and Employer’s Liability Insurance as required by the Compact in respect of any work or other operations on, about or in connection with the Enterprise, provided that nothing in the Agreement shall grant any jurisdiction over the Enterprise or its employees to the State of New Mexico or any political subdivision thereof.

4.14.5 Business Interruption Insurance. Business interruption insurance in an amount to cover the projected Operating Expenses and Loan Payments for not less than twelve (12) months or such greater amounts as to which the Manager and Board may agree.

4.14.6 Other Insurance. Such other insurance with respect to the Enterprise and in such amounts as the Parties from time to time may reasonably agree upon against such other insurable hazards which at the time are commonly insured against in respect of businesses and property similar to the Enterprise.

4.14.7 Manager as Additional Loss Payee Insured. The insurance policies required under Subsections 4.14.1, 4.14.3, 4.14.5 and 4.14.6 above all have a standard noncontributory endorsement naming Manager as an additional loss payee. The insurance required under Subsection 4.14.2 above shall name the Manager as an additional insured. All insurance required hereunder shall contain a provision requiring at least thirty (30) days’ prior written notice to the Manager and the Board before any cancellation, material changes or reduction shall be effective. Any deductibles must be approved by Manager and the Board.

4.14.8 Defense of Sovereign Immunity Limited. Each policy as to which the Tribe or the Board is named as an insured shall provide that the insurer shall not plead or assert the defense of sovereign immunity within the policy limits. The Tribe and the Board shall not be liable beyond those limits.

4.14.9 Cost of Premiums. The cost of premiums for all insurance obtained pursuant to this Section 4.14 and of Section 4.3 shall be a start-up expense or Operating Expense, as appropriate.

4.15 Accounting and Books of Account.

4.15.1 Operating Statements. The Manager shall prepare and provide monthly financial reports and operating statements and an annual report to the Tribal Council, the Board, the Gaming Commission and to such other government agency as the Compact or applicable law may require. The annual report shall include a written summary and report for the previous year and shall be due by April 1 of each year. The Operating Statements shall comply with all Legal Requirements and shall include an income statement, statement of cash flows (statement of changes in financial position) and balance sheet for the Enterprise. Such statements shall include the Operating Budget and Capital Budget projections (the Annual Plan) as comparative statements, and, after the first full year of operation, shall include comparative statements from the comparable period for the prior year of all revenues, and all other amounts collected and received and all deductions and disbursements made there from in connection with the Enterprise. All such statements shall be prepared in accordance with GAAP consistently applied.

4.15.2 Article for Newsletter. The Manager shall cooperate with the Board to prepare an article for the Pueblo Newsletter at least quarterly. The article shall provide information as necessary to keep the Pueblo community informed on the dealings of the Enterprise and upcoming events.

4.15.3 Books of Account. The Manager shall maintain full and accurate books of account and records at the Property. The Gaming Commission, the Board and any Tribal government official authorized by law to have such access, shall have immediate access to the daily operations of the Enterprise, including the books and records, and shall have the unlimited right to inspect, examine, and copy all such books and supporting business records, and the right to verify the daily Gross Revenues and income from the Enterprise and shall have access to any other gaming related information the Tribe deems appropriate. Such rights may be exercised through a duly authorized agent, employee, attorney, or independent accountant authorized in writing to act on behalf of the Gaming Commission, the Board or the authorized Tribal government agency.

4.15.4 Accounting Standards. Manager shall establish and maintain satisfactory accounting systems and procedures which comply with all applicable Legal Requirements. Such accounting systems and procedures, at a minimum, shall (i) include an adequate system of internal accounting controls; (ii) permit the preparation of financial statements in accordance with GAAP; (iii) be susceptible to audit; (iv) permit the calculation and payment of the Management Fee; (v) allow the Enterprise, the Tribe and the NIGC to calculate the annual fee under 25 C.F.R. § 514.1; and (vi) provide for any appropriate allocation of Operating Expenses or overhead expenses among the Tribe, the Enterprise, the Manager and any other user of shared facilities and services. The Manager shall follow the fiscal accounting periods used by the Tribe in its normal course of business.

4.15.5 Annual Audit. An independent certified public accounting firm, which is registered with the Public Company Accounting Oversight Board, shall be selected by the Board for the purpose of performing an annual audit of the books and records of the Enterprise. Said audit shall meet all Legal Requirements and shall, unless otherwise authorized by Tribal Council resolution, be separate and distinct from any audit required by the Single Audit Act of 1984, 31 U.S.C. § 7501 et seq. The Gaming Commission, the NIGC and any other legally authorized government agency shall also have the right to perform special audits of the Enterprise on any aspect of the Enterprise and its operations at any time without restrictions. Copies of such audits shall be provided by the Tribe to the Board and all applicable federal and state agencies, as may be required by law or the Compact, and may be used by the Manager for reporting purposes under federal and state securities laws, if required. The fees for the services of the independent auditor shall be an Operating Expense.

5. Liens. The Tribe specifically warrants and represents to the Manager that during the Term the Tribe shall not act in any way whatsoever, either directly or indirectly, to cause any party to become an encumbrancer or lien holder of the Property or the Enterprise, or to allow any party to obtain any interest in this Agreement without the prior written consent of the Manager, and where applicable, the consent of the United States. The Manager specifically warrants and represents to the Board that during the Term the Manager shall not act in any way, directly or indirectly, to cause any party to become an encumbrancer or lien holder of the Property or the Enterprise, or to obtain any interest in this Agreement without the prior written consent of the Tribe, and, where applicable, the consent of the United States. The Board and the Manager shall keep the Enterprise and Property free and clear of all enforceable mechanics’ and other enforceable liens resulting from the construction of the Gaming Facility and all other enforceable liens which may attach to the Enterprise or the Property, which shall at all times remain the property of the United States in trust for the Tribe. If any such lien is claimed or filed, it shall be the duty of the Party responsible for the lien to discharge the lien within thirty (30) days after having been given written notice of such claim, either by payment to the claimant, by the posting of a bond or the payment into the court placing the lien on the Enterprise or the Property of the amount necessary to relieve and discharge the Property from such claim, or in any other manner which will result in the discharge of such claim. Notwithstanding the foregoing, purchase money security interests in personal property may be granted with the prior written consent of the Tribe and, when necessary, the BIA, United States Department of Interior and/or the NIGC as appropriate. Nothing in this Section 5 shall be construed as a waiver of tribal sovereign immunity or consent to jurisdiction in state court.

6. Calculation and Distribution of Funds.

6.1 Calculation of Revenues and Payment of Operating Expenses. On or before the twentieth (20) day after the end of each calendar month of operations during the Term, the Manager shall calculate and report to the Tribe the Gross Revenues, Operating Expenses and Net Revenues for such month and the year to date. From the Gross Revenues, Manager shall pay all Operating Expenses and distributions of Net Revenues.

6.2 Distribution of Net Revenues. After the payment of Operating Expenses, Net Revenues shall be distributed in the following order of priority set out herein.

6.3 Minimum Guaranteed Monthly Payment. On or before the twentieth (20th) day of each calendar month following the first full calendar month after the Commencement Date, Manager shall pay the Tribe a minimum guaranteed monthly payment in the amount of Fifty Thousand Dollars ($50,000) (the “Minimum Guaranteed Monthly Payment”), and such payment shall have priority over the retirement of any Development and Construction Costs. The Minimum Guaranteed Monthly Payments shall be charged against the Tribe’s Share of Net Revenues and, if there are insufficient Net Revenues in a given month to make the distribution, Manager shall advance the funds necessary to compensate for the deficiency and shall be reimbursed by the Tribe in the next succeeding month or months as a Recoupment Payment, without interest. No Minimum Guaranteed Monthly Payment shall be owed for any months during which Gaming is suspended or terminated at the Gaming Facility pursuant to Sections 4.3 or 4.4 and shall be prorated based on the number of days that Gaming is conducted during that month, and the obligation shall cease upon termination of this Agreement for any reason.

6.4 Repayment of Loan. Until paid in full, the Manager shall be entitled to an amount sufficient to repay principal and accrued interest due on the Loan. The principal and interest amounts due under this Section 6 shall be paid in monthly payments of principal and interest recalculated on a monthly basis so as to amortize the then-outstanding principal amount due under the Loan over the remaining Term.

6.5 Recoupment Payments. Next, until paid in full, the Manager shall be entitled to any Recoupment Payment, without interest, that may be owed.

6.6 Management Fee. Next, to pay the Manager a management fee in an amount equal to thirty percent (30%) of the Net Revenues of the Enterprise; provided that if there are insufficient funds in any month to pay the Management Fee in full, because the Tribe’s Share of Net Revenues is insufficient to pay the principal and interest due under Section 6.4 (and therefore, the principal and interest is paid from funds that would have otherwise paid the Management Fee), then the shortfall shall be paid to the Manager in the next succeeding month or months as a Recoupment Payment, without interest.

6.7 Capital Reserve Fund. Next, to fund the Capital Reserve Fund in accordance with Section 4.13.6.

6.8 Tribal Disbursements. Finally, any amount remaining shall be distributed to the Tribe. The Net Revenues paid to the Tribe pursuant to this Section 6 shall be payable to a Tribal bank account specified by the Tribe.

6.9 Operative Dates. For purposes of this Section 6, the first year of operations shall begin on the Commencement Date and continue until the first day of the month following the first anniversary of the Commencement Date, and each subsequent year of operations shall be the 12-month period following the end of the previous year. Notwithstanding the foregoing, except as provided in Section 4.5, the Term shall not extend beyond seven years (7) after the Commencement Date.

6.10 Tribal Advance. The Tribe shall be paid the Tribal Advance on the first day of the month following the date on which financing for the Project is issued.

6.11 Development Fee. In consideration for its efforts in assisting the Tribe and the Board in organizing for a gaming development, in locating and coordinating with architects, engineers and related professionals, in coordinating the design of the facility and related efforts in the initial development of the project, and in coordination with the Tribal Advance of section 2.49, the Manager shall be paid a development fee in the amount of $250,000 payable in 10 equal monthly installments of $25,000 commencing on the first day of the month following the date on which financing for the Project is issued.

6.12 Year-end Adjustment. Within thirty (30) days after the receipt of the audit for each fiscal year of the Enterprise, Manager shall determine in consultation with the Board the correct amount of the Management Fee for such fiscal year based on thirty percent (30%) of the Net Revenues for such year and either remit to the Tribe or deduct from the next distribution to the Tribe the amount of the over or underpayment of the Management Fee.

7. Trade Names, Trade Marks and Service Marks.

7.1 Enterprise Name. The Enterprise shall be operated under such business name as the Parties may agree (the “Enterprise Name”).

7.2 Trade Names. Trade Marks and Service Marks. Prior to the Commencement Date, the Parties shall determine the other trade names, trade marks and service marks to be used by the Enterprise (the “Marks”) and from time to time during the term hereof, Manager agrees to erect and install, in accordance with local codes and regulations, all signs Manager deems necessary in, on or about the Gaming Facility, including, but not limited to, signs bearing the Marks. The costs of purchasing, leasing, transporting, constructing, maintaining and installing the required signs and systems shall be accounted for in accordance with GAAP.

7.3 Manager’s Marks. The Tribe and the Board agree to recognize the exclusive right of ownership of Manager or its parents to all of Manager’s service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations now or hereafter held or applied for in connection therewith (collectively, the “Manager’s Marks”). The Tribe and the Board hereby disclaim any right or interest therein, regardless of any legal protection afforded thereto. The Tribe and the Board acknowledge that all of Manager’s Marks might not be used in connection with the Enterprise, and Manager shall have sole discretion to determine which of Manager’s Marks shall be so used. The Tribe and the Board covenant that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by Manager or otherwise, the Tribe and the Board shall not hold themselves out as, or continue operation of the Enterprise as a Manager’s casino nor will it utilize any of Manager’s Marks or any variant thereof in the operation of the Facility. The Tribe and the Board agree that Manager or its parent or their respective representative may, at any time thereafter, enter the Gaming Facility and may remove all signs, furniture, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with Manager such that a reasonable person may be confused or believe that Manager is still involved with the Enterprise or which carry any Manager’s Mark. The Tribe and the Board shall not use the Manager’s or its parent’s name, or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of security or other comparable means of financing or (b) press releases and other public communications, without the prior written approval of Manager or its parent. Manager shall provide the Board with a list of all Manager’s Marks used at or in connection with the Enterprise. No Manager’s Marks shall be used without prior Board approval. This Section 7.3 shall not apply to marks developed or used exclusively at the Tribe’s Enterprise.

7.4 Litigation Involving Manager’s Marks. The Enterprise and Manager hereby agree that in the event the Enterprise and/or Manager is (are) the subject of any litigation or action brought by anyone seeking to restrain the use, for or with respect to the Enterprise or the Manager of any Manager’s Mark used by Manager for or in connection with the Enterprise, any such litigation or action shall be defended entirely at the expense of Manager, notwithstanding that Manager may not be named as a party thereto.

8. Taxes.

8.1 State and Local Taxes. The Parties agree that the State of New Mexico and its local governments have no authority to impose any possessory interest, property, or sales tax on any Party to this Agreement or upon the Enterprise, and that the Parties and the Enterprise shall take all reasonable steps to resist such a tax. The reasonable costs of such action and the compensation of legal counsel shall be an Operating Expense of the Enterprise. Any tax paid and determined lawful by a court of competent jurisdiction shall constitute an Operating Expense of the Enterprise. This Section 8.1 shall in no manner be construed to imply that any Party to this Agreement or the Enterprise is liable for any such tax. Notwithstanding the foregoing, the Parties acknowledge that the Tribe has a Gross Receipts Tax Sharing Agreement with the State of New Mexico, and therefore, the Parties shall require all contractors and subcontractors to report all construction project receipts in the “Nambé Pueblo” line of the New Mexico Gross Receipts Tax reporting forms.

8.2 Tribal Taxes. The Tribe agrees that neither it nor any agent, agency, affiliate or representative of the Tribe will impose any taxes, fees, assessments, or other charges of any nature whatsoever on payments of any debt service to Manager or to any lender furnishing financing for the Property, the Gaming Facility or for the Enterprise, or on the Enterprise, the Gaming Facility, Furniture and Equipment, the revenues there from or on the Management Fee. The Tribe further agrees that neither it nor any agent, agency, affiliate or representative will impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits, or dividends paid to, any of the Manager’s stockholders, officers, directors, or employees, any of the employees of the Enterprise, or any provider of goods, materials, or services to the Enterprise. If, contrary to this Section 8.2, any taxes, fees or assessments are levied by the Tribe, such taxes, fees and assessments shall be paid solely from the Tribe’s Share of Net Revenues.

9. General Provisions.

9.1 Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New Mexico it being understood by the Parties that this clause in no way constitutes any submission by the Tribe to the jurisdiction of the State of New Mexico; and the Parties further expressly recognize and agree that in addition to the provisions of Section 3.4, this Agreement shall be subject to all Legal Requirements as well as approval by the Chairman of the NIGC where required by IGRA. The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

9.2 Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate Party by Certified Mail Return Receipt requested, addressed as follows:

If to the Board:	Pueblo of Nambé Gaming Enterprise Board The Nambe Pueblo Tribe of Indians Rt. 1 Box 117-BB, Nambé Pueblo, NM 87506 Telephone: (505) 455-2036 Fax: (505) 455-2038

If to Manager:	Gaming Entertainment (Santa Fe) LLC c/o Full House Resorts, Inc. 4670 South Fort Apache Road Suite 190 Las Vegas, Nevada 89147

or to such other different addresses as the Manager or the Board may specify in writing using the notice procedure called for in this Section 9.2. Any such notice shall be deemed given three days following deposit in the United States mail or upon actual delivery, whichever first occurs.

9.3 Authority to Execute and Perform Agreement. The Tribe, the Board and Manager represent and warrant to each other that they each have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each Party shall furnish the other evidence of such authority.

9.4 Relationship. Manager and the Board shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

9.5 Further Actions. The Tribe, the Board and Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

9.6 Defenses. Except for disputes between the Board and Manager, the Board and Manager shall agree upon the bringing and/or defending and/or settling any claim or legal action brought against the Enterprise, the Manager or the Board, individually, jointly or severally in connection with the operation of the Enterprise, including the retention and supervision of legal counsel, accountants and other such professionals. All liabilities, costs, and expenses, including attorneys’ fees and disbursements, incurred in defending and/or settling any such claim or legal action which are not covered by insurance shall be an Operating Expense.

9.7 Waivers. No failure or delay by Manager, the Board or the Tribe to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other the existing or subsequent breach thereof.

9.8 Captions. The captions for each Article and Section are intended for convenience only.

9.9 Interest. Any amount payable to Manager or the Tribe by the other which has not been paid when due, following a default in this Agreement and specifically excluding any Recoupment Payment, shall accrue interest at the same rate as calculated under this Section. Unless otherwise agreed by the Parties, such rate shall be a fluctuating rate equivalent to one percent (1%) over the prime interest rate as published in the Wall Street Journal, adjusted monthly, with the monthly rate established according to the rate published on the third Tuesday of the preceding calendar month.

9.10 Third Party Beneficiary. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the Parties hereto.

9.11 Brokerage. Manager and the Board each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other Party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying Party.

9.12 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

9.13 Estoppel Certificate. Manager and the Tribe agree to furnish to the other Party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting Party may request stating whether there have been any defaults under this Agreement known to the Party furnishing the estoppel certificate and such other information relating to the Enterprise as may be reasonably requested.

9.14 Periods of Time. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the applicable laws, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.15 Preparation of Agreement. This Agreement shall not be construed more strongly against either Party regardless of who is responsible for its preparation.

9.16 Successors, Assigns and Subcontracting. The benefits and obligations of this Agreement shall inure to and be binding upon the Parties hereto and their respective successors and assigns. The consent of the Tribe and/or the Board shall not be required for Manager to assign or subcontract any of its rights interests or obligations as Manager hereunder to any parent, subsidiary or affiliate of Manager, or its successor corporation, provided that any such assignee or subcontractor agrees to be bound by the terms and conditions of this Agreement and shall be subject to background investigation and approval by the NIGC and licensure by the Gaming Commission. The Manager may collaterally assign its interest in the Net Revenues to a Financial Institution in connection with the Loan. The acquisition of Manager or its parent company by a party other than the parent, subsidiary, or affiliate of Manager, or its successor corporation, shall not constitute an assignment of this Agreement by Manager and this Agreement shall remain in full force and effect between the Board and Manager, subject only to NIGC completion of its background investigation and approval of the purchaser and licensure by the Gaming Commission. Other than as stated above, this Agreement may not be assigned or subcontracted by the Manager, without the approval by the Board, and the Chairman of the NIGC or his authorized representative after a complete background investigation of the proposed assignee. The Tribe shall, without the consent of the Manager but subject to approval by the Chairman of the NIGC or his authorized representative, have the right to assign this Agreement and the assets of the Enterprise to an instrumentality of the Tribe or to a corporation wholly owned by the Tribe organized to conduct the business of the Enterprise for the Tribe that assumes all obligations herein. Any assignment by the Tribe shall not prejudice the rights of the Manager under this Agreement. No assignment authorized hereunder shall be effective until all necessary government approvals have been obtained.

9.17 Time is of the Essence. Time is of the essence in the performance of this Agreement.

9.18 Confidential and Proprietary Information.

9.18.1 Confidential Information. The Parties agree that any information received concerning the other Parties during the performance of this Agreement, regarding the Parties’ organization, financial matters, marketing plans, or other information of a proprietary nature, will be treated by the Parties in full confidence and except as required to allow Manager, the Board and the Tribe to perform their respective covenants and obligations hereunder, will not be revealed to any other persons, firms or organizations except in the course of legal proceedings including arbitration as permitted by the court, arbitrator or arbitration panel. The reasonable costs of resisting such legal action shall be an Operating Expense. This provision shall survive the termination of this Agreement for a period of three (3) years.

9.18.2 Proprietary Information of Manager. The Tribe and the Board agree that Manager has the sole and exclusive right, title and ownership to (i) certain proprietary information, techniques and methods of operating gaming businesses; (ii) certain proprietary information, techniques and methods of designing games used in gaming businesses; (iii) certain proprietary information, techniques and methods of training employees in the gaming business; and (iv) certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems, all of which have been developed and/or acquired over many years through the expenditure of time, money and effort and which Manager and its affiliates maintain as confidential and as a trade secret(s) (collectively, the “Confidential and Proprietary Information”). If it is not clear from the context of business operations, marketing or other similar strategy, technique or method of conducting business, Confidential and Proprietary Information shall be identified or marked as such.

The Tribe and the Board further agree to maintain the confidentiality of such Confidential and Proprietary Information and upon the termination of this Agreement, return same to Manager, including but not limited to, documents, notes, memoranda, lists, computer programs and any summaries of such Confidential and Proprietary Information.

9.19 Patron Dispute Resolution. The Manager shall submit all patron disputes concerning play to the Gaming Commission pursuant to the Tribal Gaming Ordinance, and the regulations promulgated there under.

9.20 Claims Involving Authority. Etc. The Manager, the Tribe and the Board each hereby agree to indemnify and hold the others harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other as a result of a claim brought by a person or entity claiming that the indemnifying party has no authority, power or right to enter into this Agreement.

9.21 Modification. Any change to or modification of this Agreement must be in writing signed by both Parties hereto and shall be effective only upon approval by the Chairman of the NIGC, the date of signature of the Parties notwithstanding.

10. Warranties.

10.1 Warranties. The Manager and the Board each warrant and represent that they shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled or terminated, except pursuant to Section 11. The Manager and the Board warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times.

10.2 Interference in Tribal Affairs. The Manager agrees not to interfere in or attempt to influence the internal affairs or governmental decisions of the Tribal government by offering cash or employment incentives, by making written or oral threats to the personal or financial status of any person, or by any other action, except for actions in the normal course of business of the Manager that only affect the activities of the Enterprise.

10.3 Prohibition of Payments to Members of Tribal Government. Manager represents and warrants that no payments have been or will be made to any member of the Tribal government, any Tribal official, any relative of a member of Tribal government or Tribal official, or any Tribal government employee for the purpose of obtaining any special privilege, gain, advantage or consideration.

10.4 Definitions. As used in this Section 10, the term “member of the Tribal government” means any member of the Tribal Council, the Gaming Commission, the Board or any independent board or body created to oversee any aspect of Gaming and any Tribal court official; the term “relative” means an individual residing in the same household who is related as a spouse, father, mother, son or daughter.

11. Grounds for Termination.

11.1 Voluntary Termination. This Agreement may be terminated upon the mutual written consent and approval of the Parties.

11.2 Termination for Cause.

11.2.1 Material Breach. Either Party may terminate this Agreement if the other Party commits or allows to be committed any material breach of this Agreement. A material breach of this Agreement means a failure of either Party to perform any material duty or obligation on its part for ten (10) consecutive days after receiving written notice of breach from the other Party. Neither Party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other Party of its intention to terminate this Agreement and within ten (10) days following receipt of such notice the defaulting Party fails (a) to cure the default or (b) to commence curing the default and thereafter diligently to proceed to cure the default. Discontinuance or correction of a material breach shall constitute a cure thereof.

11.2.2 Manager’s License Withdrawn. The Board may also terminate this Agreement where the Manager has had its license withdrawn because the Manager, or a director or officer of the Manager, has been convicted of a criminal felony or misdemeanor offense directly related to the performance of the Manager’s duties hereunder; provided, however the Board may not terminate this Agreement based on a director or officer’s conviction where the Manager terminates such individual immediately after receiving notice of the conviction. Any such director or officer charged with a criminal felony or misdemeanor offense directly related to the performance of Manager’s duties shall have no role in the management of the Enterprise until such time as such person is cleared of the charge or charges.

11.2.3 Election to Pursue Damages, Specific Performance. An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect shall not preclude the injured Party from providing notice of termination pursuant to this Section 11.2.

11.3 Involuntary Termination Due to Changes in Legal Requirements. It is the understanding and intention of the Parties that the establishment and operation of the Enterprise conforms to and complies with all Legal Requirements. If during the term of this Agreement, a final judgment of a court of competent jurisdiction determines Gaming at the Enterprise is unlawful, and all appeals from such judgment have been exhausted, the obligations of the Parties hereto shall cease and this Agreement shall be of no further force and effect except as to (a) accrued liabilities, (b) to the provisions of Section 12.2 and Section 17 and (c) to Manager’s rights under the Loan Documents; provided that (i) the Manager and the Tribe shall retain all money previously paid to them pursuant to Section 6 of this Agreement; (ii) funds of the Enterprise in any account shall be paid and distributed as provided in Section 6 of this Agreement; (iii) any money loaned by or guaranteed by the Manager or its affiliates to the Tribe shall be repaid to the Manager;

and (iv) the Tribe through the Board shall retain its interest in the title (and any lease) to all Enterprise fixtures, supplies and equipment, subject to any requirements of financing arrangements.

11.4 Consequences of Manager’s Breach. In the event of the termination of this Agreement by the Tribe for cause under Section 11.2, the Manager shall not, prospectively from the date of termination, have the right to its Management Fee from the Enterprise, but such termination shall not affect the Manager’s rights under Section 12, the Loan Documents or any other agreements entered pursuant hereto.

11.5 Consequences of Tribe’s Breach. In the event of termination of this Agreement by the Manager for cause under Section 11.2, the Manager shall not be required to perform any further services under this Agreement and the Board shall indemnify and hold the Manager harmless against all liabilities of any nature whatsoever relating to the Enterprise arising after the date of termination, but only insofar as these liabilities result from acts within the control of the Tribe or its agents. Any indemnification shall be made solely from Tribe’s Share of Net Revenues.

11.6 Notice Provision. Except where the Tribal Gaming Ordinance, the Compact, or any other applicable law or regulation provide for immediate action or action in less than 30 days time, the Board or the Gaming Commission shall provide the Manager notice of any alleged violation of the Tribal Gaming Ordinance and thirty (30) days opportunity to cure before the Gaming Commission may take any action based on such alleged violation.

12. Conclusion of the Management Term. Upon the conclusion of the Term, or the termination of this Agreement under other of its provisions, in addition to other rights under this Agreement, the Manager shall have the following rights:

12.1 Transition. If termination occurs at any time other than upon the conclusion of its Term or revocation of the Manager’s gaming license, Manager shall be entitled to a reasonable period of not less than thirty (30) days to transition management of the Enterprise to the Board or its designee during which period the Manager shall be entitled to pay an amount equal to its Management Fee as if the termination had not occurred, provided that the personnel of Manager so required continue to be licensed or found suitable by the Gaming Commission.

12.2 Undistributed Net Revenues. If the Enterprise has Net Revenues (irrespective of whether such Net Revenues are known or unknown upon the expiration of the Term or the sooner termination of this Agreement) which have not been distributed under Section 6 of this Agreement, the Manager shall receive at such time as such Net Revenues can be distributed that portion of such Net Revenues that it would have received had such Net Revenues been distributed during the Term.

13. Consents and Approvals.

13.1 Tribe; Board. Where approval or consent or other action of the Tribe is required, such approval, consent or other action shall mean the written approval of the Tribal Council evidenced by a resolution thereof, certified by a Tribal official as having been duly adopted, or, if provided by resolution of the Tribal Council, the approval of the Tribal Gaming Commission, or such other person or entity designated by resolution of the Tribal Council. Where approval or consent or other action of the Board is required, such approval, consent or other action shall mean the written approval of the Board. Any such approval, consent or action shall not be unreasonably withheld or delayed; provided the foregoing does not apply where a specific provision of this Agreement allows the Tribe or the Board an absolute right to deny approval or consent or withhold action.

13.2 Manager. Where approval or consent or other action of the Manager is required, such approval shall mean written approval. Any such approval, consent or other action shall not be unreasonably withheld or delayed.

14. Disclosures.

14.1 Shareholders and Directors. Manager shall provide to the Board and the NIGC on the date that this Agreement is submitted to the NIGC a list of all persons and entities identified in 25 C.F.R. §§ 537.1(a) and 537.1(c)(1) and the information required under 25 C.F.R. § 537.1(b)(1)(i).

14.2 Warranties. The Manager further warrants and represents as follows: (i) no person or entity has any beneficial ownership interest in the Manager other than as shall be identified pursuant to Section 14. 1; (ii) no officer, director or owner of five percent (5%) or more of the stock of the Manager has been arrested, indicted for, convicted of, or pleaded nolo contenders to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime; and

(iii) no person or entity disclosed pursuant to Section 14.1 of this Agreement, including any officers and directors of the Manager, has been arrested, indicted for, convicted of, or pleaded nolo contenders to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime.

14.3 Criminal and Credit Investigation. The Manager agrees that all of its members and its members’ shareholders (owning five percent (5%) or more of the outstanding stock), directors and officers (whether or not involved in the Enterprise), shall:

(a) consent to background investigations to be conducted by the Tribe, the State of New Mexico, the Federal Bureau of Investigation (the “FBI”) or any other law enforcement authority to the extent required by the IGRA or any Compact.

(b) be subject to licensing requirements in accordance with Tribal Law and this Agreement,

(c) consent to a background, criminal and credit investigation to be conducted by or for the NIGC, if required,

(d) consent to a financial and credit investigation to be conducted by a credit reporting or investigation agency at the request of the Tribe,

(e) cooperate fully with such investigations, and

(f) disclose any information requested by the Tribe which would facilitate the background and financial investigation.

Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of the Manager or an employee of the Tribe shall result in the immediate dismissal of such employee. The results of any such investigation may be disclosed by the Tribe to federal officials as required by law.

14.4 Disclosure Amendments. The Manager agrees that whenever there is any proposed change with respect to the persons or entities with a financial interest in, or management responsibility for, this Agreement, it shall notify the NIGC and the Board of such change no later than ten days after it becomes aware of such change as required by 25 C.F.R. § 537.2. The Manager further agrees to notify the NIGC and the Board of any change with respect to the warranties and representations contained on Section 14(ii) or (iii) of this Agreement no later than ten days after it becomes aware of such change. All of the warranties and agreements contained in this Section 14 shall apply to any person or entity who would be disclosed pursuant to this Section 14 as a result of such changes.

14.5 Breach of Manager Warranties and Agreements. The material breach of any warranty or agreement of the Manager contained in this Section 14 shall be grounds for immediate termination of this Agreement; provided that (a) if a breach of the warranty contained in clause (ii) of Section 14.2 is discovered, and such breach was not disclosed by any background check conducted by the FBI as part of the NIGC or other federal approval of this Agreement, or was discovered by the FBI investigation but all officers and directors of the Manager sign sworn affidavits that they had no knowledge of such breach, then the Manager shall have thirty (30) days after notice from the Board to terminate the interest of the offending person or entity and, if such termination takes place, this Agreement shall remain in full force and effect; and (b) if a breach relates to a failure to update changes in financial position or additional gaming related activities, then the Manager shaft have thirty (30) days after notice from the Board to cure such default prior to termination.

15. Recordation. If applicable, at the option of Manager or the Board, any security agreement related to the Loan Agreement may be recorded in any public records. Where such recordation is desired in any relevant recording office maintained by the Tribe, and/or in the public records of the BIA, the Board will accomplish such recordation upon the request of the Manager. Manager shall promptly reimburse the Tribe for all expense, including attorney fees, incurred as a result of such request. No such recordation shall waive the Tribe’s sovereign immunity.

16. No Present Lien. Lease or Joint Venture. The Parties agree and expressly warrant that neither this Agreement nor any exhibit thereto is a mortgage or lease and, consequently, does not convey any such present interest whatsoever in the Gaming Facility or the Property, nor any proprietary interest in the Enterprise itself to Manager. The Parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Tribe and the Manager; rather, the Manager shall be deemed to be an independent contractor for all purposes hereunder.

17. Dispute Resolution.

17.1 Mediation. It is agreed that if a dispute arises concerning the matters set forth in this Agreement and the dispute cannot be resolved by the Parties, the Party making the claim of non-compliance shall deliver to the other Party a written notice thereof, specifying in detail the nature of the actions or failures to act that are alleged to be contrary to the terms of this Agreement. If after fifteen (15) days following receipt of the notice of claim the matter remains unresolved, the Parties shall submit the dispute to a professional mediator. The mediation shall be conducted under the voluntary Commercial Mediation Rules of the American Arbitration Association. The Parties shall bear their own costs and shall share costs charged by the mediator.

17.2 Arbitration. In the event that mediation does not result in resolution of the dispute, the Party making the claim of non-compliance can, by written notice to the other Party, invoke arbitration as to the dispute. Arbitration shall be conducted in New Mexico under the Commercial Arbitration Rules of the American Arbitration Association, and the Parties further agree that that the arbitrator(s) shall be attorney(s) who are licensed in good standing of the State Bar of New Mexico or the bar of another state, and shall have experience in Indian affairs and commercial law. The decision of the arbitrator(s) shall be final. All parties shall bear their own costs of arbitration and attorneys fees. Unless otherwise agreed by the Tribe and the Manager, all hearings shall be held at the Tribal Offices on the Pueblo of Nambé.

17.3 Decision of Arbitration Panel. The decision of the arbitrator or arbitration panel shall be presumed to be valid, shall be enforceable in full in any court of competent jurisdiction and may be vacated or modified only by the United States District Court for the District of New Mexico only on one of the following grounds; (a) the decision is not supported by substantial evidence; (b) the decision was procured by corruption, fraud or undue means; (c) there was evident partiality or corruption by the arbitrator, arbitration panel or any member; (d) the arbitrator, arbitration panel or any member was guilty of misconduct in refusing to hear the question, or in refusing to hear evidence pertinent and material to the question, or any other clear misbehavior by which the rights of either Party have been substantially prejudiced; (e) the arbitrator or arbitration panel or any member exceeded its authority under the terms of this Agreement; or (f) the arbitrator or arbitration panel’s decision is contrary to law.

17.4 Limited Waiver of Sovereign Immunity. The Tribe or the Board waives its sovereign immunity only to the extent of allowing arbitration and judicial review and enforcement under the procedures set forth in this Section 17. This Agreement does not constitute and shall not be construed as a waiver of sovereign immunity by the Tribe or the Board except to permit arbitration and judicial review and enforcement under the procedures set forth in this Section 17.

17.5 Enterprise Revenues Subject to Claim. Any decision of the Arbitrator(s) shall be limited to damages or an interpretation of this Agreement and any related agreement. The only Tribal income, assets and property which shall be subject to any claim or award under this Agreement are (a) any undistributed or future income, revenues or proceeds from the Enterprise and/or Gaming Facility, including without limitation such revenues arising or generated after the termination of this Agreement, and (b) Gaming and related revenues from the Enterprise and/or Gaming Facility arising or generated after the date that the matter in dispute is referred to arbitration.

17.6 Survival of Section 17. This Section 17 shall survive the termination of this Agreement.

17.7 Limitation of Effect of Section 17. The mediation and arbitration provisions of this Section 17 shall not apply to licensing determinations of the Gaming Commission nor to ordinances or other governmental actions of the Tribal Council or the Board.

18. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the Parties.

19. Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, BIA, the NIGC, the Office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Board or the Manager under this Agreement or any other agreement or document related hereto.

20. Execution. This Agreement is being executed in four counterparts, two to be retained by each Party. Each of the four originals is equally valid. This Agreement shall be binding upon both Parties when properly executed and approved by the Chairman of the NIGC.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

PUEBLO OF NAMBÉ

By:	/s/ Phillip A. Perez

Name:	Phillip A. Perez

Title:	Lt. Governor

NAMBE PUEBLO GAMING ENTERPRISE BOARD

By:	/s/ Brenda McKenna

Name:	Brenda G. McKenna

Title:	Chairman

Dated:	26 July 2006

GAMING ENTERTAINMENT (SANTA FE) LLC

By:	FULL HOUSE RESORTS, INC.

By:	/s/ Barth Aaron, Secretary

Name:	Barth F. Aaron, Secretary

Title:	Secretary and General Counsel

Dated:	17 August 2006

NATIONAL INDIAN GAMING COMMISSION

By:

Name:

Title:	Chairman

Dated:

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